                        SUNGLASS HUT INTERNATIONAL, INC.

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                                 Fiscal(a)               Six Months
                                          ---------------------------       Ended
                                           1993      1994      1995     August 3, 1996
                                          -------   -------   -------   --------------
Earnings before income taxes and
  extraordinary item                      $ 8,134   $29,231   $37,149      $45,361
Less capitalized interest                      --        --        --         (160)
                                          -------   -------   -------      -------
                                           8,134     29,231    37,149       45,201
                                          -------   -------   -------      -------
Fixed charges:
  Interest expense                          2,926     2,670     3,292        2,992
  Capitalized interest                         --        --        --          160
  Interest factor portion of rentals(b)     8,934    12,388    18,380       12,148
                                          -------   -------   -------      -------
  Total fixed charges                      11,860    15,058    21,672       15,300

Earnings before income taxes,
  extraordinary item and fixed charges     19,994    44,289    58,821       60,501
                                          =======   =======   =======      =======

Ratio of earnings to fixed charges            1.7       2.9       2.7          4.0
                                          =======   =======   =======      =======

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(a) In June 1995, the Company acquired Sunsations through the exchange of
    7,411,764 shares of the Company's Common Stock for all of the outstanding common stock of Sunsations. The acquisition was accounted for as a pooling of interests, and, accordingly, the accompanying data in the computation of ratios of earnings to fixed charges has been retroactively adjusted to include the operations of Sunsations for all periods prior to the acquisition. Prior to the acquisition, Sunsations used a calendar year-end. Accordingly, the data for fiscal 1994 and 1993 combine Sunsations historical data on a calendar year-end basis with the Company's data on a fiscal year-end basis. As a result of the acquisition, effective January 29, 1995 (the first day of the Company's fiscal 1995 year), Sunsations' year-end was changed to conform to the Company's fiscal year-end.

(b) The portion of operating lease rental representative of the interest factor is deemed to be one-third of the operating lease rentals.